The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any State where such offer or sale is not permitted.

Subject to Completion. Dated March 21, 2017

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-215597

The Bank of Nova Scotia

$            Capped Buffered Enhanced Participation Basket-Linked Notes, Series A

Due [•]

The notes will not bear interest. The amount that you will be paid on your notes at maturity (expected to be the 3rd business day after the valuation date) is based on the performance of an equally weighted basket of the common stocks or ordinary shares of 35 companies involved in the infrastructure industry (selected as described below) as measured from the trade date to and including the valuation date (expected to be between 18 and 21 months after the trade date). If the final basket level on the valuation date is greater than the initial basket level of 100, the return on your notes will be positive, subject to the maximum payment amount (expected to be between $1,100.95 and $1,118.80 for each $1,000 principal amount of your notes). If the final basket level declines by up to 10% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you may lose your entire principal amount. Specifically, you will lose approximately 1.1111% for every 1% negative percentage change below 90% of the initial basket level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

The basket is comprised of 35 equally weighted basket components selected by Kensho Technologies Inc. as of December 31, 2016.  Each basket component is listed on either the New York Stock Exchange or the Nasdaq Stock Market and meets minimum market capitalization and traded value thresholds. Basket components were selected based on whether the basket component issuer has included at least one of a list of specified keywords relating to the infrastructure industry (and states that the basket component issuer provides a product or service related to the relevant keyword and the basket objective) in its most recent annual report filed on Form 10-K with the SEC on or prior to December 31, 2016. The basket components, keywords, basket objective and market capitalization and traded value thresholds are described beginning on page P-29.

The basket selection methodology utilizes keywords to select companies involved in the infrastructure industry based on a company’s most recent Form 10-K filed with the SEC on or prior to December 31, 2016 and equally weights the basket components. This selection and weighting methodology presents a number of risks and this basket may underperform other baskets of infrastructure stocks selected using different methodologies. See page P-22.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level from the initial basket level (the percentage change). At maturity, for each $1,000 principal amount of your notes you will receive an amount in cash equal to:

•     if the final basket level is greater than the initial basket level (the percentage change is positive), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the percentage change times (c) 150.00%, subject to the maximum payment amount;

•     if the final basket level is equal to the initial basket level or less than the initial basket level, but not by more than 10.00% (the percentage change is zero or negative, but equal to or greater than -10.00%), $1,000; or

•     if the final basket level is less than the initial basket level by more than 10.00% (the percentage change is negative and is less than -10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 111.11% times (c) the sum of the percentage change plus 10.00%.

Investment in the notes involves certain risks.  You should refer to “Additional Risks” beginning on page P-20 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960.00 and $980.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-20 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions	1.5%	$
Proceeds to The Bank of Nova Scotia	98.5%	$

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ACCOMPANYING PROSPECTUS SUPPLEMENT OR ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc.	Goldman, Sachs & Co. Dealer

Pricing Supplement dated March [ ], 2017

The Capped Buffered Enhanced Participation Basket-Linked Notes, Series A Due [•] (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the price return of the basket components and will not include a total return or dividend component. The notes are derivative products based on the performance of the basket.  The notes do not constitute a direct investment in any of the shares, units or other securities represented by the basket components. By acquiring notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc., our affiliate, will purchase the notes from us for distribution to other registered broker dealers or will offer the notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-44 of the accompanying product prospectus supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” on page P-20.

The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the bank would pay for its conventional fixed-rate debt securities”.  The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to                    , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                    ). On and after                    , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes”.

We urge you to read the “Additional Risks” beginning on page P-20 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, accompanying prospectus supplement, and accompanying product prospectus supplement, each filed with the Securities and Exchange Commission (“SEC”). See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

CUSIP/ISIN:	CUSIP 064159JJ6 / ISIN US064159JJ62

Type of Notes:	Capped Buffered Enhanced Participation Notes, Series A

Basket; Basket Component(s); Type of Security; Primary Listing; Component Weighting; Initial Basket Component Prices:

An equally weighted basket comprised of the common stock and ordinary shares of 35 companies (the “basket”), each a “basket component”, and collectively the “basket components” that comprise the basket and their respective Bloomberg tickers, type of security, primary listing, component weighting and initial basket component prices are listed below. The closing level of the basket will be published daily on Bloomberg page “     “ (or any successor or replacement service or page).

Bloomberg Ticker	Basket Component	Type of Security	Primary Listing	Component Weighting*	Initial Basket Component Prices**
FLS	Flowserve Corporation	Common Stock	New York Stock Exchange	2.857%
IEX	Idex Corporation	Common Stock	New York Stock Exchange	2.857%
MWA	Mueller Water Products, Inc.	Common Stock	New York Stock Exchange	2.857%
PNR	Pentair plc	Ordinary Shares	New York Stock Exchange	2.857%
RXN	Rexnord Corporation	Common Stock	New York Stock Exchange	2.857%
XYL	Xylem Inc.	Common Stock	New York Stock Exchange	2.857%
VVC	Vectren Corporation	Common Stock	New York Stock Exchange	2.857%
ACM	AECOM	Common Stock	New York Stock Exchange	2.857%
ASTE	Astec Industries, Inc.	Common Stock	The Nasdaq National Market	2.857%
EME	EMCOR Group, Inc.	Common Stock	New York Stock Exchange	2.857%
EXP	Eagle Materials Inc.	Common Stock	New York Stock Exchange	2.857%
GVA	Granite Construction Incorporated	Common Stock	New York Stock Exchange	2.857%
HW	Headwaters Incorporated	Common Stock	New York Stock Exchange	2.857%
MDU	MDU Resources Group, Inc.	Common Stock	New York Stock Exchange	2.857%
MLM	Martin Marietta Materials, Inc.	Common Stock	New York Stock Exchange	2.857%
SUM	Summit Materials, LLC	Class A Common Stock	New York Stock Exchange	2.857%
TPC	Tutor Perini Corporation	Common Stock	New York Stock Exchange	2.857%
TTEK	Tetra Tech, Inc.	Common Stock	The Nasdaq Stock Market Llc	2.857%
VMC	Vulcan Materials Company	Common Stock	New York Stock Exchange	2.857%
CCI	Crown Castle International Corp.	Common Stock	New York Stock Exchange	2.857%
UNIT	Uniti Group Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
DY	Dycom Industries, Inc.	Common Stock	New York Stock Exchange	2.857%

MTZ	MasTec, Inc.	Common Stock	New York Stock Exchange	2.857%
PWR	Quanta Services Inc.	Common Stock	New York Stock Exchange	2.857%
COMM	CommScope Holding Company, Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
ROCK	Gibraltar Industries, Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
SEMG	SemGroup Corporation	Class A Common Stock	New York Stock Exchange	2.857%
VLO	Valero Energy Corporation	Common Stock	New York Stock Exchange	2.857%
VMI	Valmont Industries Inc.	Common Stock	New York Stock Exchange	2.857%
KN	Knowles Corporation	Common Stock	New York Stock Exchange	2.857%
MMM	3M Company	Common stock	New York Stock Exchange	2.857%
LITE	Lumentum Holdings Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
AGX	Argan Inc.	Common Stock	New York Stock Exchange	2.857%
JEC	Jacobs Engineering Group Inc.	Common Stock	New York Stock Exchange	2.857%
USCR	U.S. Concrete, Inc.	Common Stock	The Nasdaq Capital Market	2.857%

* Component weightings may not add up to 100% due to rounding. ** With respect to each basket component, its closing price on the trade date.

Initial Basket Level:	100

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:

$1,000 per note; $[•] in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note

Currency:	U.S. dollars

Trade Date:	[•]

Original Issue Date:

[•] (to be determined on the trade date and expected to be the 5th business day after the trade date).

We expect that delivery of the notes will be made against payment therefor on or about the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the trade date will be required, by virtue of the fact that each note initially will settle in 5 business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:

[•] (to be determined on the trade date and expected to be approximately 18-21 months after the trade date).

The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-27 in the accompanying product prospectus supplement.

Maturity Date:

[•] (to be determined on the trade date and expected to be the 3rd business day after the valuation date), subject to adjustment as described in more detail under “General Terms of the Notes—Maturity Date” on page PS-26 in the accompanying product prospectus supplement.

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if there is a percentage decrease from the initial basket level to the final basket level of more than 10%.

Purchase at amount other than principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risks—If you purchase your notes at a premium to principal amount, the return on your investment will be lower than the return on notes purchased at principal amount and the impact of certain key terms of the notes will be negatively affected” on page P-25 of this pricing supplement.

Fees and Expenses:

As part of the distribution of the notes, Scotia Capital (USA) Inc. or one of our affiliates will sell notes to GS&Co. at a discount reflecting commissions of $15.00 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $12.50 of selling commission, to be set on the trade date.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity will be based on the performance of the basket and will be calculated as follows:

•     If the final basket level is greater than the initial basket level, then the payment at maturity will equal:

o     The lesser of (a) the principal amount + (principal amount x percentage change x participation rate) and (b) the maximum payment amount

•     If the final basket level is greater than or equal to the buffer level, but less than or equal to the initial basket level, then the payment at maturity will equal the principal amount

•     If the final basket level is less than the buffer level, then the payment at maturity will equal:

o     principal amount + [principal amount x buffer rate x (percentage change + buffer percentage)]

In this case you will suffer a percentage loss on your initial investment equal to the buffer rate multiplied by the negative percentage change in excess of the buffer percentage. Accordingly, you could lose up to 100% of your initial investment.

Closing Price:	As described under “General Terms of the Notes—Determining the Level of the Reference Asset” on page PS-25 of the accompanying product prospectus supplement.

Initial Basket Component Price:

For each basket component, the price set forth under the heading “Initial Basket Component Prices” in the chart above under the heading “—Basket; Basket Component(s); Type of Security; Primary Listing; Component Weighting; Initial Basket Component Prices”.

Final Basket Component Price:

For each basket component, the closing price of such basket component calculated on the valuation date. In certain special circumstances, the final basket component price will be determined by the calculation agent. See “General Terms of the Notes—Unavailability of the Closing Price of the Reference Asset on a Valuation Date” on page PS-26 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-27 in the accompanying product prospectus supplement. The final basket component price for each basket component will also be subject to adjustment as described below under “Anti-Dilution Adjustments” beginning on P-9 .

Component Weighting:

For each basket component, the percentage set forth under the heading “Component Weighting” in the chart above under the heading “—Basket; Basket Component(s); Type of Security; Primary Listing; Component Weighting; Initial Basket Component Prices”.

Final Basket Level:

The sum of the following, for each basket component:  the product of (i) the quotient of (a) its final basket component price divided by (b) its initial basket component price times (ii) the product of (a) its component weighting multiplied by (b) the initial basket level.

Percentage Change:

The percentage change, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:

final basket level – initial basket level

initial basket level

For the avoidance of doubt, the percentage change may be a negative value.

Participation Rate:	150.00%

Buffer Level:	90.00% of the initial basket level

Buffer Percentage:	10.00%

Buffer Rate:	The quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Maximum Payment Amount:

Expected to be between $1,100.95 and $1,118.80, (110.095% to 111.880% of the principal amount of the notes). The actual maximum payment amount to be determined on trade date. The maximum payment amount sets a cap on appreciation of the basket of between 6.73% and 7.92%.

Form of Notes:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” below.

Listing:	The notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	Depository Trust Company

Trading Day:	A day on which the principal trading market for the applicable basket component Is scheduled to be open for trading.

Business Day:	New York and Toronto

Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-22 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated February 1, 2017, as supplemented by the prospectus supplement dated February 13, 2017 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes Series A) dated March 6, 2017, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways.  You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website.

Prospectus dated February 1, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000119312517027656/d338678d424b3.htm

Prospectus Supplement dated February 13, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000110465917008642/a17-4372_1424b3.htm

Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes Series A) dated March 6, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000110465917014274/a17-7642_1424b5.htm

ANTI-DILUTION ADJUSTMENTS

The sections “General Terms of the Notes—Adjustments Relating to Notes Linked to a Basket”, “—Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF”, “—Stock Splits and Stock Dividends”, “—Reverse Stock Splits”, “—Extraordinary Dividends”, “—Transferable Rights and Warrants”, “—Reorganization Events”, “—Valuation of Distribution Property”, “—Substitution” and “—Other Events”  in the product prospectus supplement are replaced in their entirety with the following:

Anti-Dilution Adjustments

The calculation agent will adjust the final basket component price as described below, but only if an event described under one of the five subsections beginning with “— Stock Splits” below occurs with regard to that basket component and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the final basket component price of each basket component, such as a basket component issuer tender or exchange offer for the basket component at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket component.  We describe the risks relating to dilution under “Additional Risk Factors—You have limited anti-dilution protection” below.

How Adjustments Will Be Made

In this pricing supplement, we refer to anti-dilution adjustment of the final basket component price of each basket component.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the basket component or other property for which the final basket component price for such basket component is to be determined on the valuation date.  For example, if no adjustment is required, the reference amount will be one share of the basket component.  In that case, the final basket component price for such basket component will be the closing price of one share of the basket component on the valuation date.

If an adjustment is required because one of the dilution events described in the first four subsections below — these involve stock splits, reverse stock splits, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket component or one half share of the basket component, depending on the event.  In that example, the final basket component price for such basket component would be the closing price, on the valuation date, of two shares of the basket component or a half share of the basket component, as applicable.

If an adjustment is required because one of the reorganization events described under “—Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket component — occurs, then the basket component will be removed from the basket or the reference amount will be adjusted, in each case as described under “— Adjustments for Reorganization Events” below .

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the six subsections that follow.

Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the final basket component price for such basket component, which will be the closing price of one share of the basket component multiplied by the adjusted reference amount on the valuation date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final basket component price for such basket component will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the valuation date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

Step Three.  Having determined the final basket component price for such basket component in step two, the calculation agent will use this price to calculate the payment at maturity.

If more than one event requiring adjustment of the final basket component price for such basket component occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final basket component price for such basket component using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the valuation date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final basket component price that would apply without the adjustment.  The final basket component price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and the Bank, as issuer, relative to your notes, that results solely from that event.  The calculation agent may modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this pricing supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket component is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket component times (2) the prior reference amount.  The reference amount — and thus the final basket component price for such basket component — will not be adjusted, however, unless the first day on which the basket component trades without the right to receive the stock split occurs after the trade date and on or before the valuation date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket component is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket component outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket component outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the final basket component price for such basket component — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the valuation date.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket component, other than:

•                       issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                       distributions that are spin-off events described under “— Reorganization Events” below, and‚ extraordinary dividends described below.

A dividend or other distribution with respect to a basket component will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket component by an amount equal to at least 10% of the stock price of the basket component on the first trading day before the ex-dividend date.

The ex-dividend date for any dividend or other distribution with respect to a basket component is the first day on which the basket component trades without the right to receive that dividend or other distribution.

If an extraordinary dividend occurs with respect to a basket component, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the stock price of the basket component on the trading day before the ex-dividend date and the denominator of which is the amount by which that stock price exceeds the extraordinary dividend amount.  The reference amount — and thus the final basket component price for such basket component — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the valuation date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket component equals:

•                       for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket component minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket component, or

•                       for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on a basket component that is an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final basket component price for such basket component only as described under “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket component issuer issues transferable rights or warrants to all holders of the basket component to subscribe for or purchase the basket component at an exercise price per share that is less than the stock price of the basket component on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                       the numerator will be the number of shares of the basket component outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket component offered for subscription or purchase under those transferable rights or warrants, and

•                       the denominator will be the number of shares of the basket component outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket component that the aggregate offering price of the total number of shares of the basket component so offered for subscription or purchase would purchase at the closing price of the basket component on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final basket component price for such basket component — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the valuation date.

Reorganization Events

Each of the following is a reorganization event:

•                       a basket component is reclassified or changed,

•                       a basket component issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket component are reclassified or changed,

•                       a basket component has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket component such that all of the outstanding shares of the basket component (other than shares of the basket component owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                       a basket component issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                       a basket component issuer effects a spin-off — that is, issues to all holders of the basket component equity securities of another issuer, other than as part of an event described in the four bullet points above,

•                       the basket component issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                       any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket component or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket component or by the primary securities exchange on which the basket component or listed options on the basket component are traded, and will ultimately be determined by the calculation agent.

Adjustments for Reorganization Events

If a reorganization event described in bullets 2, 3, 4, 6 or 7 under “—Reorganization Events” above occurs, then the calculation agent will adjust the reference amount as follows:  (i) the basket component that is the subject of the reorganization event will be removed from the basket and (ii) the value of the distribution property distributed in respect of the basket component subject to the reorganization event will be deemed to be reinvested in the remaining basket components pro rata (based on the reference amounts and the closing prices for such remaining basket components on the day before the reorganization event becomes effective, or the “reinvestment date”) and the reference amount for each remaining basket component will be adjusted accordingly. The value of the basket component subject to the reorganization event will be the reference amount for such basket component, as it may have been adjusted for any previous anti-dilution events, multiplied by the value of the distribution property distributed in respect of one share of the basket component in the reorganization event. Such pro rata distributions will increase the reference amounts of the remaining basket components. We define the term “distribution property” below.

However, if a reorganization event described in bullets 1 or 5 under “—Reorganization Events” above occurs, the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket component — or in respect of whatever the prior reference amount may be — in the reorganization event. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the valuation date will be deemed to be the final basket component price for such basket component described in step two and the calculation agent will determine the payment at maturity based on the final basket component price for such basket component as described in step three.

The calculation agent will determine the value of each type of distribution property.  For any distribution property consisting of a listed security, the calculation agent will use the stock price for the security on the valuation date.  The calculation agent may value, on the valuation date or reinvestment date, other types of property in any manner it determines to be appropriate.

If a holder of the basket component may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the basket component were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the valuation date.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket component — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket component remains outstanding, the distribution property also includes one share of the basket component — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket component as described above.  Consequently, when we refer to a basket component, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•           You fully understand the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.

•           You can tolerate a loss of up to 100% of your initial investment.

•           You are willing to make an investment that, if the final basket level is less than the buffer level, has an accelerated downside risk greater than the downside market risk of an investment in the basket or in the basket components.

•           You believe that the level of the basket will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date).

•           You are willing to hold the notes to maturity, a term of approximately 18 to 21 months, and accept that there may be little or no secondary market for the notes.

•           You understand and accept that your potential return is limited to the maximum payment amount and you would be willing to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated above (the actual maximum payment amount will be set on the trade date).

•           You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the basket components.

•           You do not seek current income from your investment.

•           You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The notes may not be suitable for you if:

•           You do not fully understand the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.

•           You require an investment designed to guarantee a full return of principal at maturity.

•           You cannot tolerate a loss of all or a substantial portion of your initial investment.

•           You are not willing to make an investment that, if the final basket level is less that the buffer level, has an accelerated downside risk greater than downside market risk of an investment in the basket or in the basket components.

•           You believe that the level of the basket will decline during the term of the notes and the final basket level will likely be less than the buffer level, or you believe the level of the basket will appreciate over the term of the notes and that the appreciation is likely to equal or exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date).

•           You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated above (the actual maximum payment amount will be set on the trade date).

•           You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket or the basket components.

•           You seek current income from your investment or prefer to receive dividends paid on the basket components.

•           You are unable or unwilling to hold the notes to maturity, a term of approximately 18 to 21 months, or you seek an investment for which there will be a secondary market.

•           You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and “Risk Factors” on page 6 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical final basket levels and hypothetical final basket component prices on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and final basket component prices that are entirely hypothetical; the level of the basket on any day throughout the life of the notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performance and the performance of the basket cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original public offering price of your notes. For more information on the estimated value of your notes, see “Additional Risks— The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates” on page P-20 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Participation rate	150.00%
Initial basket level	100
Maximum payment amount	$1,100.95*
Buffer level	90.00% of the initial basket level
Buffer percentage	10.00%
Buffer rate	approximately 111.11%

*The bottom of the maximum payment amount range of $1,100.95 - 1,118.80. The actual maximum payment amount will be determined on the trade date

Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date

Notes purchased on the original issue date at the principal amount and held to the maturity date

Moreover, we have not yet set the initial basket level that will serve as the baseline for determining the percentage change and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial basket level may differ substantially from the level of the basket prior to the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket and historical prices of the basket components shown elsewhere in this pricing supplement. For information about the historical levels of the basket and historical prices of the basket components see “Information Regarding the Basket and Basket Components—Historical Information of the Basket Components” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket components between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	110.095%
140.000%	110.095%
130.000%	110.095%
120.000%	110.095%
110.000%	110.095%
106.730%	110.095%
105.000%	107.500%
102.000%	103.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the issue date at the principal amount and held them to the maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 100.000% of your investment in the notes.  In addition, if the final basket level were determined to be 150.000% of the initial basket level, the payment at maturity that we would deliver on your notes at maturity would be capped at the maximum payment amount, or 110.095% of each $1,000 principal amount of your notes, as shown in the table above.  As a result, if you held your notes to the maturity date, you would not benefit from any increase in the final basket level of greater than 106.730% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 106.730% (the section right of the 106.730% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the calculation of the payment at maturity based on the key terms and assumptions above. The amounts below have been rounded for ease of analysis.

Example 1—	Calculation of the payment at maturity where the percentage change is positive.

	Percentage Change:	5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 150.00% x 5.00%) = $1,000.00 + $75.00 = $1,075.00

	On a $1,000.00 investment, a 5.00% percentage change results in a payment at maturity of $1,075.00.

Example 2—	Calculation of the payment at maturity where the percentage change is positive and the payment at maturity is subject to the maximum payment amount.

	Percentage Change:	50.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 150.00% x 50.00%) = $1,000.00 + $750.00 = $1,750.00. However, the maximum payment amount is $1,100.95 and the payment at maturity would be $1,100.95.

	On a $1,000.00 investment, a 50.00% percentage change results in a payment at maturity of $1,100.95.

Example 3—	Calculation of the payment at maturity where the percentage change is negative but is equal to or greater than -10.00%.

	Percentage Change:	-5.00%

	Payment at Maturity:	$1,000.00 (at maturity, if the percentage change is negative BUT the decrease is not more than the buffer percentage, then the payment at maturity will equal the principal amount).

	On a $1,000.00 investment, a -5.00% percentage change results in a payment at maturity of $1,000.00.

Example 4—	Calculation of the payment at maturity where the percentage change is negative and is less than -10.00%.

	Percentage Change:	-50.00%

	Payment at Maturity:	$1,000.00 + [$1,000.00 x 111.11% x (-50.00% + 10.00%)] = $1,000.00 - $444.44 = $555.56

On a $1,000.00 investment, a -50.00% percentage change results in a payment at maturity of $555.56.

Accordingly, if the percentage change is less than -10.00%, the Bank will pay you less than the full principal amount, resulting in a percentage loss on your investment that is equal to the buffer rate multiplied by the negative percentage change in excess of the buffer percentage. You may lose up to 100% of your principal amount.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on levels of the basket that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual public offering price you will pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” beginning on page P-26 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of the basket or the prices of the basket components and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual maximum payment amount, which we will set on the trade date, and the actual final basket level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks.  In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement.

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate.  The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt.  If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth above under “Additional Information Regarding Estimated Value of the Notes” above.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others.  See “The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “The notes lack liquidity” below.

Risk of loss at maturity

You may lose your entire investment in the notes. Any payment on the notes at maturity depends on the percentage change.  The Bank will only repay you the full principal amount of your notes if the percentage change is equal to or greater than -10.00%.  If the percentage change is less than -10.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of the buffer rate times the sum of the percentage change plus the buffer percentage times $1,000. Accordingly, you may lose your entire investment in the notes if the percentage decline from the initial basket level to the final basket level is greater than 10.00%.

The downside market exposure to the basket is buffered only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the percentage change at such time is positive, or negative but greater than or equal to -10.00%.

Your potential payment at maturity is limited by the maximum payment amount

The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the level of the basket exceeds the cap on appreciation in the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of the basket than an investment in a security linked to the level of the basket providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the basket.

The lower performance of one basket component may offset an increase in the other basket components

Declines in the level of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The method of selecting the basket components may not result in a positive percentage change and the basket may underperform other baskets of infrastructure stocks selected using a different selection methodology

The basket is comprised of 35 equally weighted basket components selected by Kensho Technologies Inc. (“Kensho”) as of December 31, 2016.  Each basket component is listed on either the New York Stock Exchange or one of the Nasdaq markets and meets minimum market capitalization and traded value thresholds. Basket components were selected based on whether the basket component issuer has included at least one of a list of specified keywords relating to the infrastructure industry (and states that the basket component issuer provides a product or service related to the relevant keyword and the basket objective) in its most recent annual report filed on Form 10-K with the Securities and Exchange Commission on or prior to December 31, 2016. The basket selection criteria are described under “Information Regarding the Basket and Basket Components” on page P-29 of this pricing supplement.

There can be no assurance that the methodology used to select the basket components will result in a positive percentage change.  In fact, consideration of the likelihood of an increase in the prices of the basket components during the term of your notes was not part of the selection process. If the percentage change is negative and below -10%, you will lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket.  Basket components selected using different criteria may result in a higher percentage change and therefore a higher likelihood of receiving a positive return at maturity.

The basket is static and was selected using data as of December 31, 2016, not as of the trade date

The basket components were selected by Kensho based on data as of December 31, 2016.  If the basket components had been selected using data on a different date, the basket may have contained different stocks, and those stocks may have resulted in higher payment at maturity.  The basket also is static, meaning that the basket components generally will not change even if the selection criteria are not satisfied on a later date, for example, if an issuing company’s future Form 10-K no longer contains one of the search terms in the applicable sections, if an issuing company ceases to reference a product or service of such company in the applicable sections that relates to a search term that appears in such filing or the issuing company no longer satisfies the market capitalization or 3-month average daily traded value thresholds.  In addition, because the basket was selected using data prior to the trade date, the closing prices and other financial metrics used in the selection process have not been updated as of the trade date.  Thus, a stock that was ineligible for selection at the time the basket was selected may be eligible as of the trade date and a stock that was included in the basket may not have been eligible for inclusion in the basket if the basket had been selected using data as of the trade date.  As a result, there can be no assurance that the basket will perform as well as one selected using data as of the trade date or one selected using a different date.

The basket components are concentrated in the infrastructure industry

The basket is comprised of 35 U.S. exchange-listed stocks of companies in the infrastructure industry. Because the companies are concentrated in the infrastructure industry, the basket is more likely to be adversely affected by the negative performance of this industry than a basket that has more diversified holdings across a larger number of industries. Although your investment in the notes will not result in the ownership or other direct interest in the basket components that comprise the basket, the return on your investment in the notes will be subject to certain risks and other factors similar to those associated with direct investments in the industry represented by the basket components. For example, factors affecting companies in the infrastructure industry include high interest costs in connection with capital construction programs, high degrees of leverage, costs associated with governmental, environmental and other regulations, the effects of economic slowdowns, increased competition from other providers of services, uncertainties concerning costs, the level of government spending on infrastructure projects and other factors. Infrastructure companies may be adversely affected by commodity price volatility, changes in exchange rates, import controls, depletion of resources, technological developments and labor relations. In addition, certain companies may be adversely affected by changes in the supply of and demand for products and services, product obsolescence, claims for environmental damage or product liability and general economic conditions, among other factors. Further, there is also the risk that corruption may negatively affect publicly funded infrastructure projects, resulting in delays and cost overruns. Infrastructure issuers can be significantly affected by government spending policies (which could change materially from time to time) because companies involved in this industry rely to a significant extent on U.S. and other government demand for their products.

The basket may not include stocks of certain companies that provide products and services related to the infrastructure industry or may include companies that derive significant revenue from non-infrastructure related products or services

Because of the methodology by which the basket components are selected, the basket does not include stocks of certain companies that provide products and services related to the infrastructure industry.  In order to identify companies in the infrastructure industry, the basket components are selected using, in part, a limited keyword search. However, if a company provides products and services related to the infrastructure industry but does not include at least one of the specified keywords in its most recent Form 10-K, its stock is not included in the basket. Similarly, a company in the infrastructure industry that includes a slightly different version of a specified keyword, such as a plural form, an alternate spelling or synonymous terminology, is also eliminated in the basket selection process.  This methodology excludes companies from certain industries that produce infrastructure-related products or services and includes only a small number of companies from others.  For example, the basket does not include any telecommunications companies and includes only a small number of companies in the utilities and energy industries even though companies concentrated in these industries are heavily involved in the production of infrastructure-related products and services. Further, the basket includes companies that derive significant revenue from non-infrastructure related products and services. A company is included in the basket so long as it includes a specified keyword and states that it provides a product or service related to the relevant keyword and the basket objective in its most recent Form 10-K, even if the company derives the majority of its revenue from products and services outside of the infrastructure industry.  The inclusion of companies that derive significant revenue from non-infrastructure related products and services could cause the level of the basket to decrease even if the company’s revenue from infrastructure-related products or services increases or the performance of the infrastructure industry generally increases.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No interest

The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.

Your investment is subject to the credit risk of The Bank of Nova Scotia

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital, Inc., the calculation agent, is one of our affiliates.  In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the basket and the value of the notes.

Investors should investigate the basket components as if investing directly

Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket or the basket components.  Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed.  Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity.  Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.

The notes are subject to market risk

The return on the notes is directly linked to the performance of the basket, and the extent to which the percentage change is positive or negative, and indirectly linked to the prices of the basket components. The level of the basket can rise or fall sharply due to factors specific to the basket components, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The participation rate applies only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the percentage change multiplied by the participation rate even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.

The payment at maturity is not linked to the level of the basket at any time other than the valuation date (except in the case of tax redemptions)

The payment at maturity will be based on the final basket level.  Therefore, for example, if the closing price of one or more basket components declined substantially as of the valuation date compared to the trade date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing prices of the basket components prior to the valuation date.  Although the actual level of the basket at maturity or at other times during the term of the notes may be higher than the final basket level, you will not benefit from the closing prices of the basket components at any time other than the valuation date (except in the case of tax redemptions as described further on page P-56).

If the level of the basket or the prices of the basket components change, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

Holding the notes is not the same as holding the basket components

Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, you will not benefit from any positive percentage change in excess of an amount that, when multiplied by the participation rate, exceeds the maximum payment amount.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the level of the basket will rise above the initial basket level or that the percentage decline from the initial basket level to the final basket level will not be greater than the buffer percentage. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular, foreign exchange markets in general and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the basket or the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes.  Certain periods of historical performance of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past.  See “Information Regarding The Basket and Basket Components” in this pricing supplement for further information regarding the historical performance of the basket .

The calculation agent may be required to replace a basket component if the existing basket component experiences certain corporate events

If a reorganization event with respect to a basket component or a basket component issuer occurs during the life of your notes and anti-dilution protection is not available (see “—You will have limited anti-dilution protection”), e.g., the basket component issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the calculation agent may replace such basket component.  The replacement of any basket component may have an adverse impact on the value of the basket.

As of the date of this pricing supplement, there is no history for the closing levels of the basket

The payment at maturity, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated and published on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be published, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Hypothetical past basket performance is no guide to future performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the basket.

There is limited hypothetical historical information about the basket.

The notes are linked to the performance of the basket, which was constructed using data as of December 31, 2016. Because one of the basket components, Lumentum Holdings Inc. has available historical data only from July 23, 2015, hypothetical historical closing levels of the basket are only available for the period from July 23, 2015 through March 20, 2017.  Because the hypothetical historical levels of the basket are unavailable prior to July 23, 2015, limited hypothetical historical basket level information is available for you to consider in making an informed decision with respect to the notes. Therefore, no hypothetical historical data is available for the performance of the basket during market downturns (such as during the financial crisis that began in 2007/2008).  In general, market downturns have historically had a severe and negative effect on the infrastructure industry.

The basket reflects price return only and not total return

The return on your notes is based on the performance of the basket, which reflects the changes in the market prices of the basket components. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the basket components. The return on your notes will not include such a total return feature or dividend component.

The return on your notes will not reflect any dividends paid on the basket components.

The return on your notes will not reflect the return you would realize if you actually owned the basket components and received the dividends paid on those basket components. You will not receive any dividends that may be paid on any of the basket components by the issuers of the basket components (the “basket component issuers”). See “—Holding the notes is not the same as holding the basket components” below for additional information.

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If you purchase your notes at a premium to principal amount, the return on your investment will be lower than the return on notes purchased at principal amount and the impact of certain key terms of the notes will be negatively affected

The payment at maturity will not be adjusted based on the public offering price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount. In addition, the impact of the maximum payment amount and the buffer level on the return on your investment will depend upon the price you pay for your notes relative to principal amount. For example, if you purchase your notes at a premium to principal amount, the maximum payment amount will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity and the maximum payment amount behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your notes prior to maturity even if the percentage change in the level of the basket at such time is positive, or negative but by a percentage equal to or less than the buffer percentage.

See “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-7 of the accompanying product prospectus supplement.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the notes.  Scotia Capital (USA) Inc., any other affiliates of The Bank of Nova Scotia and GS&Co. may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. and GS&Co. are willing to purchase the notes from you.  If at any time Scotia Capital (USA) Inc. and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket and/or the basket components.  The Bank, GS&Co. or one or more of their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket and/or one or more of the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the basket or the basket components.  Any of these hedging activities may adversely affect the level of the basket—directly or indirectly by affecting the price of the basket components—and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.  In addition, you should expect that these transactions will cause the Bank, GS&Co. or their respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  The Bank, GS&Co. or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.

The Bank, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the basket components and the market activities by the Bank, GS&Co. or their respective affiliates for our own account or for our clients could negatively impact investors in the notes

We, GS&Co. and our respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, GS&Co. and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the basket and/or the value of the notes.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the basket and the market for your notes, and you should expect that our interests and those GS&Co. and/or our respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co., and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, GS&Co. or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that the Bank, GS&Co. and our respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests.  Other investors may make requests or recommendations to us or GS&Co. regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes.  For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.

The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to the basket components occurs

If the calculation agent determines that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing for such basket component, the valuation date with respect to such basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing for such basket component, although the valuation date will not be postponed by more than seven scheduled trading days.  Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day for the applicable basket component, that day will nevertheless be the valuation date for the applicable basket component, and the calculation agent will determine the applicable final basket component price that must be used to determine the payment at maturity.  See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-26 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-27 in the accompanying product prospectus supplement.

You will have limited anti-dilution protection

The calculation agent will adjust the final basket component prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket components, but only in the situations we describe under “— Anti-Dilution Adjustments” above. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket components. For example, the calculation agent will not make any adjustments for events such as an offering of the basket component for cash by the basket component issuer, a tender or exchange offer for the basket component at a premium to its then-current market price by the basket component issuer or a tender or exchange offer for less than all outstanding shares of the basket component issuer by a third party.  In addition, the calculation agent will determine whether to make adjustments with respect to certain corporate or other events as described under “— Anti-Dilution Adjustments” above.  Those events or other actions by the basket component issuer or a third party may nevertheless adversely affect the market price of the basket components and, therefore, adversely affect the value of your notes.

There is no affiliation between any basket component issuers and us or GS&Co.

The Bank, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket or the basket components. Before investing in the notes you should make your own investigation into the basket and the basket component issuers.  See the section below entitled “Information Regarding the Basket and the Basket Components” in this pricing supplement for additional information about the basket and the basket components.

The Goldman Sachs Group, Inc. owns a non-controlling interest in Kensho

You should be aware that The Goldman Sachs Group, Inc., the parent company of GS&Co., owns a non-controlling interest in Kensho, which selected the basket components using the selection criteria described under “Information Regarding the Basket and Basket Components—Selection” on page P-30.

No basket component issuer will have any role or responsibilities with respect to the notes

None of the basket component issuers will have authorized or approved the notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the basket components or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No basket component issuer or any other company will be responsible for, or participate in, the determination or calculation of the payment at maturity.

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

INFORMATION REGARDING THE BASKET AND BASKET COMPONENTS

General

The basket is an equally weighted basket comprised of the common stocks or ordinary shares of the 35 companies described below.

Composition

The following table lists each of the basket components and their corresponding Bloomberg ticker, type of security, primary listing and initial basket component price. Each basket component will have a component weighting in the basket of approximately 2.857%. The initial basket component prices will not be determined until the trade date.  Each basket component issuer faces its own business risks and other competitive factors.  All of those factors may affect the percentage change, and, consequently, the amount payable on your notes, if any, on the maturity date.

Bloomberg Ticker	Basket Component	Type of Security	Primary Listing	Component Weighting*	Initial Basket Component Prices**
FLS	Flowserve Corporation	Common Stock	New York Stock Exchange	2.857%
IEX	Idex Corporation	Common Stock	New York Stock Exchange	2.857%
MWA	Mueller Water Products, Inc.	Common Stock	New York Stock Exchange	2.857%
PNR	Pentair plc	Ordinary Shares	New York Stock Exchange	2.857%
RXN	Rexnord Corporation	Common Stock	New York Stock Exchange	2.857%
XYL	Xylem Inc.	Common Stock	New York Stock Exchange	2.857%
VVC	Vectren Corporation	Common Stock	New York Stock Exchange	2.857%
ACM	AECOM	Common Stock	New York Stock Exchange	2.857%
ASTE	Astec Industries, Inc.	Common Stock	The Nasdaq National Market	2.857%
EME	EMCOR Group, Inc.	Common Stock	New York Stock Exchange	2.857%
EXP	Eagle Materials Inc.	Common Stock	New York Stock Exchange	2.857%
GVA	Granite Construction Incorporated	Common Stock	New York Stock Exchange	2.857%
HW	Headwaters Incorporated	Common Stock	New York Stock Exchange	2.857%
MDU	MDU Resources Group, Inc.	Common Stock	New York Stock Exchange	2.857%
MLM	Martin Marietta Materials, Inc.	Common Stock	New York Stock Exchange	2.857%
SUM	Summit Materials, LLC	Class A Common Stock	New York Stock Exchange	2.857%
TPC	Tutor Perini Corporation	Common Stock	New York Stock Exchange	2.857%
TTEK	Tetra Tech, Inc.	Common Stock	The Nasdaq Stock Market Llc	2.857%
VMC	Vulcan Materials Company	Common Stock	New York Stock Exchange	2.857%
CCI	Crown Castle International Corp.	Common Stock	New York Stock Exchange	2.857%
UNIT	Uniti Group Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
DY	Dycom Industries, Inc.	Common Stock	New York Stock Exchange	2.857%

MTZ	MasTec, Inc.	Common Stock	New York Stock Exchange	2.857%
PWR	Quanta Services Inc.	Common Stock	New York Stock Exchange	2.857%
COMM	CommScope Holding Company, Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
ROCK	Gibraltar Industries, Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
SEMG	SemGroup Corporation	Class A Common Stock	New York Stock Exchange	2.857%
VLO	Valero Energy Corporation	Common Stock	New York Stock Exchange	2.857%
VMI	Valmont Industries Inc.	Common Stock	New York Stock Exchange	2.857%
KN	Knowles Corporation	Common Stock	New York Stock Exchange	2.857%
MMM	3M Company	Common stock	New York Stock Exchange	2.857%
LITE	Lumentum Holdings Inc.	Common Stock	The Nasdaq Global Select Market	2.857%
AGX	Argan Inc.	Common Stock	New York Stock Exchange	2.857%
JEC	Jacobs Engineering Group Inc.	Common Stock	New York Stock Exchange	2.857%
USCR	U.S. Concrete, Inc.	Common Stock	The Nasdaq Capital Market	2.857%
* Component weightings may not add up to 100% due to rounding. ** With respect to each basket component, its closing price on the trade date.

Each basket component issuer is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission.  Periodic reports, proxy and information statements and other information filed by the basket component issuers can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.W.  Washington, DC 20549, and the public may obtain information on the public reference room from the Commission by calling 1-800-SEC-0330, and such reports and filings are available at sec.gov.

You should make your own investigation of the basket components by reading these reports and filings to understand the risks of each of the basket components.

Selection

The basket is comprised of the 35 basket components listed below that will be equally weighted as of the trade date.  These basket components were selected by Kensho using the following steps:

1.             Kensho identified all equity securities (excluding depositary receipts) that, as of December 31, 2016:

a.             were listed on either (i) the New York Stock Exchange (“NYSE”) or (ii) one of the Nasdaq markets (in each case, “NASDAQ”); and

b.            were issued by a company that filed its most recent annual report with the U.S. Securities and Exchange Commission on Form 10-K (as opposed to another form).

2.             As of the same date, for each identified security, Kensho determined whether its issuing company included at least one pre-defined, infrastructure-themed search term in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K. Any security of an issuing company that did not include one of such terms in Item 1 or Item 7 of its most recent Form 10-K was eliminated. Kensho’s infrastructure-themed search terms that were used for this purpose are listed under “– Search Terms” below.

3.             For each remaining security, Kensho determined whether its issuing company included, in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K, a reference to a product or service that is, as described therein:

a.             related to the infrastructure-themed search term(s) that was identified in step 2; and

b.            used in a manner that is related to the basket objective, which is to capture those companies providing a product or service related to:

•            road construction and related infrastructure;

•            bridge construction and related infrastructure;

•            tunnel construction and related infrastructure;

•            airport construction and related infrastructure;

•            electrical grid transmission construction and related infrastructure;

•            railroad track or railroad signaling construction and related infrastructure;

•            wired or wireless telecommunications transmission construction and related infrastructure; or

•            construction and related infrastructure for water grid distribution, water control, water storage or water desalination.

Any security of an issuing company that did not include such reference was eliminated.

4.             If more than one class of a company’s equity securities remained after step 3, Kensho eliminated each class except the most liquid class. For this purpose, the most liquid class of a company’s equity securities is the class with the highest 3-month average daily traded value (“3-month ADTV”) as of December 31, 2016. The 3-month ADTV is calculated as the average of the number of shares traded each day multiplied by that day’s volume-weighted average price over the 63 trading days prior to December 31, 2016.

5.           Kensho then eliminated the securities of any company that did not have a market capitalization of greater than $1 billion as of December 31, 2016. Market capitalization is calculated as the number of shares outstanding times the current market price of that stock.

6.           Finally, Kensho eliminated the securities of any company that did not have a 3-month ADTV of greater than $10 million as of December 31, 2016.

The 35 common stocks or ordinary shares that remained after these steps comprise the basket components for the basket.

Search Terms

Kensho used the following search terms for purposes of conducting steps 2 and 3 above:

construction aggregate	tunnel infrastructure	public infrastructure
construction aggregates	rail construction	aging infrastructure
aggregate product	rail infrastructure	infrastructure construction
aggregate products	railroad construction	construction management services
airport construction	railroad infrastructure	water infrastructure
airport infrastructure	concrete construction	water systems
bridge construction	concrete infrastructure	water management
bridge infrastructure	mechanical construction	water distribution
road construction	electrical construction	desalination
road infrastructure	telecom infrastructure	water storage facilities
highway construction	telecommunications infrastructure	water storage facility
highway infrastructure	public infrastructure
tunnel construction	infrastructure solutions

The words within a search term may be separated by punctuation, such as a hyphen, but must otherwise be adjacent.

License Agreement

©2016 Kensho Technologies Inc. (“Kensho”) is the sponsor for the basket and GS&Co. licenses the basket owned by Kensho for the notes. The Bank intends to enter into a non-exclusive sublicense agreement with GS&Co. prior to the trade date with respect to the use of the basket in connection with the notes. All referenced names and trademarks are the property of their respective owners.

The notes are not sponsored, endorsed, sold or promoted by Kensho. The basket is determined, composed and calculated without regard to the notes, and Kensho has no obligation to take the needs of owners of the notes into consideration in determining, composing or calculating the basket. Kensho does not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes particularly. KENSHO IS NOT IN THE BUSINESS OF PROVIDING INVESTMENT ADVICE OR PROMULGATING ANALYSES OR REPORTS ON THE VALUE OF SECURITIES AND THE ADVISABILITY OF INVESTING IN SECURITIES, SWAPS, SECURITY-BASED SWAPS OR OTHER COMMODITY INTERESTS. THE BASKET IS NOT AND SHOULD NOT BE CONSIDERED OR CONSTRUED AS INVESTMENT ADVICE.

Kensho shall have no liability whatsoever to any person (including, without limitation, any investor in any notes) who uses the basket or the level of the basket or its composition in any circumstances for any losses, damages, costs, charges, expenses or other liabilities howsoever arising, including, without limitation, liability for any special, punitive, indirect or consequential damages (including loss of business or loss of profit, loss of time and loss of goodwill), even if notified of the possibility of the same, arising in connection with the design, compilation, calculation, maintenance or sponsoring of the basket or in connection with any notes.

The notes are not sponsored, promoted, sold or supported in any other manner by the calculation agent nor does the calculation agent offer any express or implicit guarantee or assurance either with regard to the results of using the basket and/or basket trademark or the basket value at any time or in any other respect. The basket is calculated and published by the calculation agent. The calculation agent uses its best efforts to ensure that the basket is calculated correctly. Irrespective of its obligations towards the Bank, the calculation agent has no obligation to point out errors in the basket to third parties including but not limited to investors and/or financial intermediaries of the notes. Neither publication of the basket by the calculation agent nor the licensing of the basket or basket trademark for the purpose of use in connection with the notes constitutes a recommendation by the calculation agent to invest capital in said notes nor does it in any way represent an assurance or opinion of the calculation agent with regard to any investment in the notes.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date of this pricing supplement. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available historical prices of each basket component in accordance with the methodology of the basket and subject to several factors described below.

In order to help illustrate the potential performance of an investment based on the basket construction methodology for the notes, the hypothetical basket closing levels below were calculated over a period commencing on July 23, 2015 and ending on March 20, 2017 (the “calculation period”) using (i) the base level of 100 as of July 23, 2015, (ii) the closing prices of the basket components on each of the dates within such calculation period and (iii) equal initial weights and initial weighted values for each basket components on each of the dates within such calculation period.

Hypothetical historical data on the performance of the basket prior to July 23, 2015 is not available, as one or more of the basket components did not exist prior to July 23, 2015. Therefore, no hypothetical historical data is available for the performance of the basket during market downturns (such as during the financial crisis that began in 2007/2008).  In general, market downturns have historically had a severe and negative effect on the infrastructure industry.

Many indices and exchange traded funds that track the infrastructure industry experienced severe declines in their levels and prices, as applicable, during the financial crisis that began in 2007/2008, and some have not yet returned to their pre-financial crisis levels or prices, as applicable.  For example, the SPDR S&P Global Infrastructure ETF, an exchange traded fund, is still trading at prices lower than its pre-financial crisis prices.   It is important to note that while these indices and exchange traded funds track stocks in the infrastructure industry, your notes are linked only to the performance of the basket, not these indices and exchange traded funds. The constituents of these indices and exchange traded funds are materially different from the basket and the basket components. Past performance of any other index or exchange traded fund, even those with constituents concentrated in the infrastructure industry, is not an indication of future performance of the basket or any of the basket components. See “There is Limited Hypothetical Historical Information About the Basket” on page P-25.

You should not take the hypothetical historical closing levels of the basket as an indication of the future levels of the basket. We cannot give you any assurance that the future performance of the basket for the notes will follow a pattern similar to that of the hypothetical historical closing levels of the basket shown below and we cannot give you any assurance that the future performance of the basket will result in your receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket.  The actual performance of the basket over the life of the offered notes, as well as the payment at maturity may bear little relation to the historical levels shown below.

Historical Information of the Basket Components

This pricing supplement relates only to the Notes offered hereby and does not relate to any basket components or other securities of any basket component issuer. We derived all disclosures in this pricing supplement regarding the basket component issuers from publicly available documents. In connection with the offering of the notes, none of us or our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any basket component issuer. You, as an investor in the Notes, should conduct your own investigation into the basket components and each basket component issuer.

The tables below set forth the quarterly high, low, and period-end closing prices of each basket component for each quarter in the period from January 2, 2013 through March 20, 2017, except where otherwise indicated. Information for the first quarter of 2017 is for the period of January 3, 2017 through March 20, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017. We obtained the information regarding the historical performance of each basket component in the tables below (as well as the historical performance of the basket in the graph above) from Bloomberg. We have not undertaken an independent review or due diligence of the information. The historical performance of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the final basket component level of any basket component or the final basket level. We cannot give you assurance that the performance of the basket will result in any positive return on your initial investment.

Flowserve Corporation (“FLS”)

Flowserve Corporation is a manufacturer and aftermarket service provider of comprehensive flow control systems. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13179 or its CIK Code: 0000030625. The company’s website is www.flowserve.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “FLS.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$56.35	$50.67	$55.90
4/1/2013	6/28/2013	$57.30	$50.44	$54.01
7/1/2013	9/30/2013	$63.28	$54.20	$62.39
10/1/2013	12/31/2013	$78.83	$60.29	$78.83
1/2/2014	3/31/2014	$81.55	$69.71	$78.34
4/1/2014	6/30/2014	$79.49	$72.03	$74.35
7/1/2014	9/30/2014	$77.88	$70.52	$70.52
10/1/2014	12/31/2014	$70.52	$54.80	$59.83
1/2/2015	3/31/2015	$62.86	$53.29	$56.49
4/1/2015	6/30/2015	$58.88	$51.19	$52.66
7/1/2015	9/30/2015	$52.43	$39.85	$41.14
10/1/2015	12/31/2015	$48.04	$40.42	$42.08
1/4/2016	3/31/2016	$47.21	$35.40	$44.41
4/1/2016	6/30/2016	$52.32	$42.10	$45.17
7/1/2016	9/30/2016	$49.45	$44.17	$48.24
10/3/2016	12/30/2016	$51.72	$41.35	$48.05
1/3/2017	3/20/2017	$51.85	$45.22	$46.78

Idex Corporation (“IEX”)

Idex Corporation is an applied solutions business that sells pumps, valves, flow meters and other fluidics systems and components and engineered products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10235 or its CIK Code: 0000832101. The company’s website is www.idexcorp.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “IEX.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$53.62	$47.55	$53.42
4/1/2013	6/28/2013	$56.78	$49.93	$53.81
7/1/2013	9/30/2013	$65.25	$54.32	$65.25
10/1/2013	12/31/2013	$73.85	$63.34	$73.85
1/2/2014	3/31/2014	$75.53	$69.08	$72.89
4/1/2014	6/30/2014	$80.74	$69.49	$80.74
7/1/2014	9/30/2014	$81.58	$72.37	$72.37
10/1/2014	12/31/2014	$78.73	$66.43	$77.84
1/2/2015	3/31/2015	$78.43	$71.45	$75.83
4/1/2015	6/30/2015	$80.00	$75.01	$78.58
7/1/2015	9/30/2015	$79.12	$68.86	$71.30
10/1/2015	12/31/2015	$79.21	$70.28	$76.61
1/4/2016	3/31/2016	$83.63	$68.33	$82.88
4/1/2016	6/30/2016	$86.94	$79.29	$82.10

7/1/2016	9/30/2016	$95.06	$80.70	$93.57
10/3/2016	12/30/2016	$95.64	$84.97	$90.06
1/3/2017	3/20/2017	$96.14	$89.34	$92.07

Mueller Water Products, Inc. (“MWA”)

Mueller Water Products, Inc. is a manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32892 or its CIK Code: 0001350593. The company’s website is www.muellerwaterproducts.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MWA.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$6.19	$5.43	$5.93
4/1/2013	6/28/2013	$7.65	$5.44	$6.91
7/1/2013	9/30/2013	$8.35	$7.14	$7.99
10/1/2013	12/31/2013	$9.37	$7.58	$9.37
1/2/2014	3/31/2014	$9.92	$8.12	$9.50
4/1/2014	6/30/2014	$9.72	$8.33	$8.64
7/1/2014	9/30/2014	$9.28	$7.72	$8.28
10/1/2014	12/31/2014	$10.32	$8.00	$10.24
1/2/2015	3/31/2015	$10.54	$8.92	$9.85
4/1/2015	6/30/2015	$10.36	$9.07	$9.10
7/1/2015	9/30/2015	$9.21	$7.46	$7.66
10/1/2015	12/31/2015	$9.38	$7.57	$8.60
1/4/2016	3/31/2016	$9.88	$7.80	$9.88
4/1/2016	6/30/2016	$11.69	$9.62	$11.42
7/1/2016	9/30/2016	$12.72	$11.30	$12.55
10/3/2016	12/30/2016	$14.05	$10.59	$13.31
1/3/2017	3/20/2017	$13.76	$12.05	$12.05

Pentair plc (“PNR”)

Pentair plc is an industrial manufacturing company. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11625 or its CIK Code: 0000077360. The company’s website is https://www.pentair.com. The company’s ordinary shares are listed on the New York Stock Exchange under the ticker symbol “PNR.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$53.49	$49.65	$52.75
4/1/2013	6/28/2013	$59.72	$50.05	$57.69
7/1/2013	9/30/2013	$65.92	$57.93	$64.94
10/1/2013	12/31/2013	$77.67	$63.80	$77.67
1/2/2014	3/31/2014	$82.81	$71.57	$79.34
4/1/2014	6/30/2014	$80.55	$72.12	$72.12
7/1/2014	9/30/2014	$73.22	$63.65	$65.49
10/1/2014	12/31/2014	$69.08	$59.84	$66.42
1/2/2015	3/31/2015	$68.03	$61.36	$62.89
4/1/2015	6/30/2015	$68.75	$60.51	$68.75

7/1/2015	9/30/2015	$68.71	$50.46	$51.04
10/1/2015	12/31/2015	$59.40	$48.21	$49.53
1/4/2016	3/31/2016	$54.26	$42.88	$54.26
4/1/2016	6/30/2016	$62.28	$50.70	$58.29
7/1/2016	9/30/2016	$66.77	$57.90	$64.24
10/3/2016	12/30/2016	$64.00	$53.92	$56.07
1/3/2017	3/20/2017	$62.87	$56.57	$62.20

Rexnord Corporation (“RXN”)

Rexnord Corporation is an industrial company providing products and services for automation to control applications and building and site water management solutions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35475 or its CIK Code: 0001439288. The company’s website is www.rexnord.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “RXN.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$21.99	$19.39	$21.23
4/1/2013	6/28/2013	$20.78	$16.17	$16.85
7/1/2013	9/30/2013	$20.85	$17.34	$20.80
10/1/2013	12/31/2013	$27.01	$20.04	$27.01
1/2/2014	3/31/2014	$30.82	$25.83	$28.98
4/1/2014	6/30/2014	$29.76	$25.40	$28.15
7/1/2014	9/30/2014	$29.81	$26.47	$28.45
10/1/2014	12/31/2014	$29.55	$25.42	$28.21
1/2/2015	3/31/2015	$28.19	$24.49	$26.69
4/1/2015	6/30/2015	$27.58	$23.45	$23.91
7/1/2015	9/30/2015	$24.05	$16.84	$16.98
10/1/2015	12/31/2015	$20.74	$16.71	$18.12
1/4/2016	3/31/2016	$20.22	$14.66	$20.22
4/1/2016	6/30/2016	$22.64	$18.54	$19.63
7/1/2016	9/30/2016	$22.43	$19.32	$21.41
10/3/2016	12/30/2016	$22.05	$17.27	$19.59
1/3/2017	3/20/2017	$24.34	$20.14	$23.99

Xylem Inc. (“XYL”)

Xylem Inc. is a global water technology company with products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35229 or its CIK Code: 0001524472. The company’s website is www.xyleminc.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “XYL.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$29.34	$26.68	$27.56
4/1/2013	6/28/2013	$28.93	$25.77	$26.94
7/1/2013	9/30/2013	$29.08	$24.19	$27.93
10/1/2013	12/31/2013	$34.77	$27.21	$34.60

1/2/2014	3/31/2014	$39.40	$32.80	$36.42
4/1/2014	6/30/2014	$39.78	$34.89	$39.08
7/1/2014	9/30/2014	$39.13	$34.98	$35.49
10/1/2014	12/31/2014	$38.95	$31.91	$38.07
1/2/2015	3/31/2015	$38.08	$34.10	$35.02
4/1/2015	6/30/2015	$37.30	$34.96	$37.07
7/1/2015	9/30/2015	$36.81	$30.46	$32.85
10/1/2015	12/31/2015	$37.67	$32.69	$36.50
1/4/2016	3/31/2016	$41.04	$32.80	$40.90
4/1/2016	6/30/2016	$46.46	$40.78	$44.65
7/1/2016	9/30/2016	$52.62	$44.84	$52.45
10/3/2016	12/30/2016	$54.75	$46.96	$49.52
1/3/2017	3/20/2017	$50.39	$47.00	$48.83

Vectren Corporation (“VVC”)

Vectren Corporation is an energy holding company whose wholly owned subsidiary, Vectren Utility Holdings, Inc. serves as the intermediate holding company for three public utilities: Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15467 or its CIK Code: 0001096385. The company’s website is www.vectren.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “VVC.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$35.42	$29.66	$35.42
4/1/2013	6/28/2013	$37.56	$32.48	$33.83
7/1/2013	9/30/2013	$37.23	$32.12	$33.35
10/1/2013	12/31/2013	$35.50	$32.56	$35.50
1/2/2014	3/31/2014	$39.39	$34.89	$39.39
4/1/2014	6/30/2014	$42.50	$38.39	$42.50
7/1/2014	9/30/2014	$42.21	$37.30	$39.90
10/1/2014	12/31/2014	$48.12	$39.89	$46.23
1/2/2015	3/31/2015	$49.31	$42.67	$44.14
4/1/2015	6/30/2015	$44.94	$38.48	$38.48
7/1/2015	9/30/2015	$42.92	$38.39	$42.01
10/1/2015	12/31/2015	$46.79	$40.42	$42.42
1/4/2016	3/31/2016	$50.93	$39.71	$50.56
4/1/2016	6/30/2016	$52.67	$47.53	$52.67
7/1/2016	9/30/2016	$53.15	$47.92	$50.20
10/3/2016	12/30/2016	$52.75	$47.14	$52.15
1/3/2017	3/20/2017	$57.60	$51.72	$57.10

AECOM (“ACM”)

AECOM is a firm that designs, builds, finances and operates infrastructure assets for governments, businesses and organizations in more than 150 countries. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-52423 or its CIK Code: 0000868857. The company’s website is www.aecom.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “ACM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$32.95	$24.28	$32.80
4/1/2013	6/28/2013	$32.01	$28.22	$31.79
7/1/2013	9/30/2013	$35.20	$28.63	$31.27
10/1/2013	12/31/2013	$32.69	$27.47	$29.43
1/2/2014	3/31/2014	$32.48	$27.69	$32.17
4/1/2014	6/30/2014	$33.57	$30.46	$32.20
7/1/2014	9/30/2014	$38.13	$31.66	$33.75
10/1/2014	12/31/2014	$33.91	$28.12	$30.37
1/2/2015	3/31/2015	$31.20	$24.92	$30.82
4/1/2015	6/30/2015	$35.36	$30.90	$33.08
7/1/2015	9/30/2015	$33.10	$25.81	$27.51
10/1/2015	12/31/2015	$32.09	$27.31	$30.03
1/4/2016	3/31/2016	$31.52	$23.15	$30.79
4/1/2016	6/30/2016	$33.94	$29.25	$31.77
7/1/2016	9/30/2016	$36.17	$27.60	$29.73
10/3/2016	12/30/2016	$40.13	$26.92	$36.36
1/3/2017	3/20/2017	$39.13	$35.11	$35.13

Astec Industries, Inc. (“ASTE”)

Astec Industries, Inc. designs, engineers, manufactures and markets equipment and components used primarily in road building and related construction activities as well as other products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11595 or its CIK Code: 0000792987. The company’s website is www.astecindustries.com. The company’s common stock is listed on the NASDAQ National Market under the ticker symbol “ASTE.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$36.85	$33.70	$34.93
4/1/2013	6/28/2013	$35.49	$31.46	$34.29
7/1/2013	9/30/2013	$37.09	$34.31	$35.96
10/1/2013	12/31/2013	$38.63	$33.25	$38.63
1/2/2014	3/31/2014	$45.16	$35.51	$43.91
4/1/2014	6/30/2014	$43.88	$38.35	$43.88
7/1/2014	9/30/2014	$44.20	$36.47	$36.47
10/1/2014	12/31/2014	$40.40	$34.78	$39.31
1/2/2015	3/31/2015	$43.45	$34.31	$42.88
4/1/2015	6/30/2015	$43.60	$40.92	$41.82
7/1/2015	9/30/2015	$41.89	$33.36	$33.51
10/1/2015	12/31/2015	$40.64	$31.27	$40.70
1/4/2016	3/31/2016	$46.87	$34.28	$46.67
4/1/2016	6/30/2016	$57.17	$45.25	$56.15
7/1/2016	9/30/2016	$62.08	$52.50	$59.87
10/3/2016	12/30/2016	$70.61	$53.53	$67.46
1/3/2017	3/20/2017	$72.24	$60.70	$62.27

EMCOR Group, Inc. (“EME”)

EMCOR Group, Inc. is an electrical and mechanical construction and facilities services firm. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08267 or its CIK Code: 0000105634. The company’s website is www.emcorgroup.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “EME.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$42.39	$34.70	$42.39
4/1/2013	6/28/2013	$41.32	$36.10	$40.65
7/1/2013	9/30/2013	$43.78	$37.56	$39.13
10/1/2013	12/31/2013	$42.44	$36.66	$42.44
1/2/2014	3/31/2014	$47.55	$40.17	$46.79
4/1/2014	6/30/2014	$47.79	$43.78	$44.53
7/1/2014	9/30/2014	$45.83	$39.96	$39.96
10/1/2014	12/31/2014	$45.58	$39.07	$44.49
1/2/2015	3/31/2015	$46.90	$39.96	$46.47
4/1/2015	6/30/2015	$48.63	$44.63	$47.77
7/1/2015	9/30/2015	$48.57	$44.09	$44.25
10/1/2015	12/31/2015	$51.68	$44.05	$48.04
1/4/2016	3/31/2016	$48.95	$42.47	$48.60
4/1/2016	6/30/2016	$49.36	$44.97	$49.26
7/1/2016	9/30/2016	$59.62	$48.45	$59.62
10/3/2016	12/30/2016	$73.04	$56.04	$70.76
1/3/2017	3/20/2017	$72.45	$61.48	$62.37

Eagle Materials Inc. (“EXP”)

Eagle Materials, Inc. supplies construction products, building materials, and materials used for oil and natural gas extraction. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12984 or its CIK Code: 0000918646. The company’s website is www.eaglematerials.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “EXP.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$71.57	$60.43	$66.63
4/1/2013	6/28/2013	$77.30	$61.72	$66.27
7/1/2013	9/30/2013	$73.19	$64.06	$72.55
10/1/2013	12/31/2013	$79.29	$70.53	$77.43
1/2/2014	3/31/2014	$90.88	$74.30	$88.66
4/1/2014	6/30/2014	$96.03	$79.88	$94.28
7/1/2014	9/30/2014	$104.73	$90.10	$101.83
10/1/2014	12/31/2014	$98.90	$70.80	$76.03
1/2/2015	3/31/2015	$84.90	$69.80	$83.56
4/1/2015	6/30/2015	$87.68	$75.72	$76.33
7/1/2015	9/30/2015	$84.48	$67.42	$68.42
10/1/2015	12/31/2015	$75.74	$58.88	$60.43
1/4/2016	3/31/2016	$70.49	$46.85	$70.11
4/1/2016	6/30/2016	$82.32	$68.78	$77.15
7/1/2016	9/30/2016	$85.92	$73.33	$77.30

10/3/2016	12/30/2016	$102.07	$75.61	$98.53
1/3/2017	3/20/2017	$108.70	$96.46	$99.14

Granite Construction Incorporated (“GVA”)

Granite Construction Incorporated is a civil contractor and construction materials producers delivering infrastructure solutions for public and private clients primarily in the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12911 or its CIK Code: 0000861459. The company’s website is http://www.graniteconstruction.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “GVA.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$37.54	$30.15	$31.84
4/1/2013	6/28/2013	$32.09	$26.83	$29.76
7/1/2013	9/30/2013	$32.22	$28.32	$30.60
10/1/2013	12/31/2013	$34.98	$28.64	$34.98
1/2/2014	3/31/2014	$40.24	$31.52	$39.93
4/1/2014	6/30/2014	$40.29	$34.53	$35.98
7/1/2014	9/30/2014	$37.06	$31.81	$31.81
10/1/2014	12/31/2014	$38.70	$30.52	$38.02
1/2/2015	3/31/2015	$37.29	$31.70	$35.14
4/1/2015	6/30/2015	$38.17	$34.14	$35.51
7/1/2015	9/30/2015	$35.73	$29.65	$29.67
10/1/2015	12/31/2015	$43.33	$29.12	$42.91
1/4/2016	3/31/2016	$47.80	$36.25	$47.80
4/1/2016	6/30/2016	$47.87	$40.33	$45.55
7/1/2016	9/30/2016	$51.10	$44.87	$49.74
10/3/2016	12/30/2016	$61.30	$42.71	$55.00
1/3/2017	3/20/2017	$59.58	$48.95	$47.92

Headwaters Incorporated (“HW”)

Headwaters Incorporated is a building materials company operating in the building products and construction materials sectors. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32459 or its CIK Code: 0001003344. The company’s website is http://www.headwaters.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “HW.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$11.12	$8.75	$10.90
4/1/2013	6/28/2013	$11.47	$8.57	$8.84
7/1/2013	9/30/2013	$9.99	$8.56	$8.99
10/1/2013	12/31/2013	$10.07	$8.44	$9.79
1/2/2014	3/31/2014	$13.80	$9.76	$13.21
4/1/2014	6/30/2014	$14.03	$11.24	$13.89
7/1/2014	9/30/2014	$14.01	$10.69	$12.54
10/1/2014	12/31/2014	$14.99	$10.66	$14.99
1/2/2015	3/31/2015	$18.32	$13.61	$18.34
4/1/2015	6/30/2015	$20.14	$17.58	$18.22
7/1/2015	9/30/2015	$21.45	$17.38	$18.80

10/1/2015	12/31/2015	$20.74	$16.81	$16.87
1/4/2016	3/31/2016	$19.84	$14.19	$19.84
4/1/2016	6/30/2016	$20.92	$16.51	$17.94
7/1/2016	9/30/2016	$19.93	$16.35	$16.92
10/3/2016	12/30/2016	$23.82	$16.15	$23.52
1/3/2017	3/20/2017	$23.55	$23.00	$23.55

MDU Resources Group, Inc. (“MDU”)

MDU Resources Group, Inc., is a regulated energy delivery and construction materials and services business. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03480 or its CIK Code: 0000067716. The company’s website is http://www.mdu.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MDU.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$24.99	$21.57	$24.99
4/1/2013	6/28/2013	$27.09	$23.62	$25.91
7/1/2013	9/30/2013	$30.20	$26.23	$27.97
10/1/2013	12/31/2013	$30.87	$27.53	$30.55
1/2/2014	3/31/2014	$34.83	$29.83	$34.31
4/1/2014	6/30/2014	$35.93	$32.75	$35.10
7/1/2014	9/30/2014	$34.92	$27.60	$27.81
10/1/2014	12/31/2014	$28.26	$21.44	$23.50
1/2/2015	3/31/2015	$24.36	$20.12	$21.34
4/1/2015	6/30/2015	$22.90	$19.52	$19.53
7/1/2015	9/30/2015	$19.63	$16.36	$17.20
10/1/2015	12/31/2015	$19.51	$16.40	$18.32
1/4/2016	3/31/2016	$19.48	$16.03	$19.46
4/1/2016	6/30/2016	$24.00	$18.91	$24.00
7/1/2016	9/30/2016	$25.69	$23.03	$25.44
10/3/2016	12/30/2016	$29.62	$24.63	$28.77
1/3/2017	3/20/2017	$29.43	$26.01	$26.79

Martin Marietta Materials, Inc. (“MLM”)

Martin Marietta Materials, Inc., is a supplier of aggregates products (crushed stone, sand, and gravel) used for the construction of infrastructure, nonresidential, and residential projects. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12744 or its CIK Code: 0000916076. The company’s website is http://www.martinmarietta.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MLM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$104.88	$94.63	$102.02
4/1/2013	6/28/2013	$112.09	$93.56	$98.42
7/1/2013	9/30/2013	$106.43	$94.91	$98.17
10/1/2013	12/31/2013	$102.83	$94.79	$99.94
1/2/2014	3/31/2014	$128.35	$98.70	$128.35
4/1/2014	6/30/2014	$134.91	$116.89	$132.05
7/1/2014	9/30/2014	$132.25	$124.23	$128.94

10/1/2014	12/31/2014	$130.27	$104.81	$110.32
1/2/2015	3/31/2015	$145.23	$104.58	$139.80
4/1/2015	6/30/2015	$155.32	$135.81	$141.51
7/1/2015	9/30/2015	$176.51	$143.86	$151.95
10/1/2015	12/31/2015	$165.07	$139.91	$136.58
1/4/2016	3/31/2016	$159.51	$117.00	$159.51
4/1/2016	6/30/2016	$193.15	$159.36	$192.00
7/1/2016	9/30/2016	$205.70	$173.95	$179.11
10/3/2016	12/30/2016	$233.52	$169.19	$221.53
1/3/2017	3/20/2017	$242.00	$208.16	$211.11

Summit Materials, LLC (“SUM”)

Summit Materials, LLC, is a construction materials company. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36873 or its CIK Code: 0001621563. The company’s website is http://www.summit-materials.com. The company’s Class A common stock is listed on the New York Stock Exchange under the ticker symbol “SUM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2015*	3/31/2015*	$21.321	$20.415	$21.564
4/1/2015	6/30/2015	$27.980	$20.357	$24.825
7/1/2015	9/30/2015	$25.993	$17.679	$18.273
10/1/2015	12/31/2015	$23.930	$18.400	$19.802
1/4/2016	3/31/2016	$19.625	$13.656	$19.219
4/1/2016	6/30/2016	$22.243	$18.211	$20.217
7/1/2016	9/30/2016	$22.154	$17.579	$18.330
10/3/2016	12/30/2016	$24.800	$18.073	$23.790
1/3/2017	3/20/2017	$26.070	$23.200	$23.360

*Information for the first quarter of 2015 is for the period of March 12, 2015 through March 31, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

Tutor Perini Corporation (“TPC”)

Tutor Perini Corporation is a construction company that provides general contracting, construction management and design-build services to private customers and public agencies throughout the world. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06314 or its CIK Code: 0000077543. The company’s website is www.tutorperini.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “TPC.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$19.30	$13.81	$19.30
4/1/2013	6/28/2013	$18.96	$15.93	$18.09
7/1/2013	9/30/2013	$21.32	$18.19	$21.32
10/1/2013	12/31/2013	$26.30	$20.38	$26.30
1/2/2014	3/31/2014	$29.86	$21.16	$28.67
4/1/2014	6/30/2014	$31.95	$27.16	$31.74
7/1/2014	9/30/2014	$31.99	$26.40	$26.40
10/1/2014	12/31/2014	$28.01	$20.28	$24.07

1/2/2015	3/31/2015	$26.22	$20.54	$23.35
4/1/2015	6/30/2015	$24.45	$20.79	$21.58
7/1/2015	9/30/2015	$21.05	$16.11	$16.46
10/1/2015	12/31/2015	$19.28	$15.70	$16.74
1/4/2016	3/31/2016	$16.38	$10.68	$15.54
4/1/2016	6/30/2016	$24.16	$14.54	$23.55
7/1/2016	9/30/2016	$25.65	$20.29	$21.47
10/3/2016	12/30/2016	$29.25	$18.65	$28.00
1/3/2017	3/20/2017	$32.40	$26.80	$29.35

Tetra Tech, Inc. (“TTEK”)

Tetra Tech, Inc. provides consulting and engineering services that focus on water, environment, infrastructure, resource management and energy. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-19655 or its CIK Code: 0000831641. The company’s website is www.tetratech.com. The company’s common stock is listed on the NASDAQ Stock Market LLC under the ticker symbol “TTEK.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$31.47	$26.87	$30.49
4/1/2013	6/28/2013	$29.84	$23.09	$23.51
7/1/2013	9/30/2013	$25.98	$22.45	$25.89
10/1/2013	12/31/2013	$28.87	$24.50	$27.98
1/2/2014	3/31/2014	$30.87	$27.51	$29.59
4/1/2014	6/30/2014	$29.82	$25.60	$27.50
7/1/2014	9/30/2014	$28.25	$24.28	$24.98
10/1/2014	12/31/2014	$27.44	$24.29	$26.70
1/2/2015	3/31/2015	$26.69	$23.03	$24.02
4/1/2015	6/30/2015	$27.11	$24.00	$25.64
7/1/2015	9/30/2015	$27.24	$24.24	$24.31
10/1/2015	12/31/2015	$28.02	$24.32	$26.02
1/4/2016	3/31/2016	$29.82	$23.21	$29.82
4/1/2016	6/30/2016	$31.37	$28.37	$30.75
7/1/2016	9/30/2016	$36.17	$30.33	$35.47
10/3/2016	12/30/2016	$44.15	$34.99	$43.15
1/3/2017*	3/20/2017*	$44.35	$39.40	$39.75

Vulcan Materials Company (“VMC”)

Vulcan Materials Company is a supplier of construction aggregates (primarily crushed stone, sand and gravel) and a major producer of asphalt mix and ready-mixed concrete. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33841 or its CIK Code: 0001396009. The company’s website is http://www.vulcanmaterials.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “VMC.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$58.74	$49.48	$51.70
4/1/2013	6/28/2013	$55.08	$45.59	$48.41
7/1/2013	9/30/2013	$53.38	$46.91	$51.81

10/1/2013	12/31/2013	$59.49	$50.75	$59.42
1/2/2014	3/31/2014	$69.01	$58.04	$66.45
4/1/2014	6/30/2014	$66.48	$59.17	$63.75
7/1/2014	9/30/2014	$65.95	$60.23	$60.23
10/1/2014	12/31/2014	$68.61	$55.28	$65.73
1/2/2015	3/31/2015	$85.77	$64.98	$84.30
4/1/2015	6/30/2015	$92.72	$80.91	$83.93
7/1/2015	9/30/2015	$101.28	$85.15	$89.20
10/1/2015	12/31/2015	$105.70	$88.10	$94.97
1/4/2016	3/31/2016	$105.93	$81.60	$105.57
4/1/2016	6/30/2016	$120.36	$105.56	$120.36
7/1/2016	9/30/2016	$126.94	$107.10	$113.73
10/3/2016	12/30/2016	$136.04	$106.47	$125.15
1/3/2017	3/20/2017	$135.28	$115.05	$115.05

Crown Castle International Corp. (“CCI”)

Crown Castle International Corp. owns, operates and leases shared wireless infrastructure that is geographically dispersed throughout the United States and Puerto Rico. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16441 or its CIK Code: 0001051470. The company’s website is http://www.crowncastle.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CCI.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$75.13	$66.66	$69.64
4/1/2013	6/28/2013	$79.77	$67.33	$72.39
7/1/2013	9/30/2013	$77.36	$67.44	$73.03
10/1/2013	12/31/2013	$76.81	$70.26	$73.43
1/2/2014	3/31/2014	$76.29	$68.96	$73.78
4/1/2014	6/30/2014	$77.70	$71.73	$74.26
7/1/2014	9/30/2014	$80.64	$72.85	$80.53
10/1/2014	12/31/2014	$84.75	$75.11	$78.70
1/2/2015	3/31/2015	$88.71	$78.85	$82.54
4/1/2015	6/30/2015	$86.64	$80.30	$80.30
7/1/2015	9/30/2015	$86.34	$76.58	$78.87
10/1/2015	12/31/2015	$87.75	$79.59	$86.45
1/4/2016	3/31/2016	$88.41	$78.22	$86.50
4/1/2016	6/30/2016	$101.43	$85.89	$101.43
7/1/2016	9/30/2016	$102.56	$90.37	$94.21
10/3/2016	12/30/2016	$95.14	$81.53	$86.77
1/3/2017	3/20/2017	$93.53	$84.36	$90.89

Uniti Group Inc.  (“UNIT”)

Uniti Group Inc. is an independent, internally-managed REIT engaged in the acquisition and construction of mission critical infrastructure in the communications industry. Effective February 27, 2017, Communications Sales & Leasing, Inc. (NASDAQ: CSAL) changed its name to Uniti Group Inc. and began trading under the ticker symbol “UNIT”. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36708 or its CIK Code: 0001620280. The company’s website is http://www.uniti.com. The company’s common stock is listed on The

NASDAQ Global Select Market under the ticker symbol “UNIT.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/1/2015*	6/30/2015*	$30.32	$24.72	$24.72
7/1/2015	9/30/2015	$24.24	$17.63	$17.90
10/1/2015	12/31/2015	$20.72	$17.43	$18.69
1/4/2016	3/31/2016	$22.83	$15.41	$22.25
4/1/2016	6/30/2016	$29.42	$22.32	$28.90
7/1/2016	9/30/2016	$32.70	$29.28	$31.41
10/3/2016	12/30/2016	$30.77	$23.74	$25.41
1/3/2017	3/20/2017	$29.24	$25.32	$26.03

* Information for the second quarter of 2015 is for the period of April 20, 2015 through June 30, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

Dycom Industries, Inc. (“DY”)

Dycom Industries, Inc. provides program management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10613 or its CIK Code: 0000067215. The company’s website is http://www.dycomind.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DY.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$21.88	$19.65	$19.69
4/1/2013	6/28/2013	$24.10	$18.25	$23.14
7/1/2013	9/30/2013	$28.07	$23.35	$27.99
10/1/2013	12/31/2013	$31.39	$27.05	$27.79
1/2/2014	3/31/2014	$32.55	$25.05	$31.61
4/1/2014	6/30/2014	$33.52	$27.98	$31.31
7/1/2014	9/30/2014	$33.68	$28.12	$30.71
10/1/2014	12/31/2014	$35.31	$25.67	$35.09
1/2/2015	3/31/2015	$49.35	$30.81	$48.84
4/1/2015	6/30/2015	$60.63	$45.84	$58.85
7/1/2015	9/30/2015	$79.32	$59.38	$72.36
10/1/2015	12/31/2015	$88.91	$70.82	$69.96
1/4/2016	3/31/2016	$72.77	$48.61	$64.67
4/1/2016	6/30/2016	$89.88	$63.87	$89.76
7/1/2016	9/30/2016	$96.76	$78.19	$81.78
10/3/2016	12/30/2016	$92.95	$71.34	$80.29
1/3/2017	3/20/2017	$97.78	$76.05	$92.34

MasTec, Inc. (“MTZ”)

MasTec, Inc. is an infrastructure construction company whose primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy and utility infrastructure. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08106 or its CIK Code: 0000015615. The company’s website is http://www.mastec.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MTZ.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$30.78	$25.54	$29.15
4/1/2013	6/28/2013	$33.48	$26.56	$32.90
7/1/2013	9/30/2013	$35.16	$30.30	$30.30
10/1/2013	12/31/2013	$33.29	$30.00	$32.72
1/2/2014	3/31/2014	$43.58	$32.44	$43.44
4/1/2014	6/30/2014	$44.23	$29.05	$30.82
7/1/2014	9/30/2014	$31.62	$26.49	$30.62
10/1/2014	12/31/2014	$29.87	$18.68	$22.61
1/2/2015	3/31/2015	$22.07	$17.82	$19.30
4/1/2015	6/30/2015	$21.49	$16.19	$19.87
7/1/2015	9/30/2015	$19.91	$14.67	$15.83
10/1/2015	12/31/2015	$20.72	$15.67	$17.38
1/4/2016	3/31/2016	$20.76	$12.75	$20.24
4/1/2016	6/30/2016	$24.01	$19.52	$22.32
7/1/2016	9/30/2016	$30.92	$22.74	$29.74
10/3/2016	12/30/2016	$40.05	$27.45	$38.25
1/3/2017	3/20/2017	$41.55	$34.50	$38.85

Quanta Services Inc. (“PWR”)

Quanta Services, Inc. is a provider of specialty contracting services, offering infrastructure solutions primarily to the electric power and oil and gas industries in the United States, Canada and Australia and select other international markets. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13831 or its CIK Code: 0001050915. The company’s website is http://www.quantaservices.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PWR.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$29.91	$27.67	$28.58
4/1/2013	6/28/2013	$30.29	$25.74	$26.46
7/1/2013	9/30/2013	$28.49	$25.78	$27.51
10/1/2013	12/31/2013	$31.56	$27.03	$31.56
1/2/2014	3/31/2014	$36.90	$30.03	$36.90
4/1/2014	6/30/2014	$37.04	$32.60	$34.58
7/1/2014	9/30/2014	$37.20	$33.18	$36.29
10/1/2014	12/31/2014	$35.60	$25.53	$28.39
1/2/2015	3/31/2015	$29.61	$25.79	$28.53
4/1/2015	6/30/2015	$30.41	$27.95	$28.82
7/1/2015	9/30/2015	$28.90	$21.83	$24.21
10/1/2015	12/31/2015	$26.78	$18.74	$20.25
1/4/2016	3/31/2016	$22.70	$17.29	$22.56
4/1/2016	6/30/2016	$24.38	$21.72	$23.12
7/1/2016	9/30/2016	$27.99	$23.04	$27.99
10/3/2016	12/30/2016	$35.67	$27.61	$34.85
1/3/2017	3/20/2017	$38.47	$34.14	$37.10

CommScope Holding Company, Inc. (“COMM”)

CommScope Holding Company, Inc. provides infrastructure solutions for the core, access and edge layers of communications networks. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36146 or its CIK Code: 0001517228. The company’s website is http://www.commscope.com. The company’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “COMM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2013*	12/31/2013*	$18.92	$14.85	$18.92
1/2/2014	3/31/2014	$24.68	$17.31	$24.68
4/1/2014	6/30/2014	$27.84	$23.12	$23.13
7/1/2014	9/30/2014	$26.50	$22.24	$23.91
10/1/2014	12/31/2014	$24.11	$20.19	$22.83
1/2/2015	3/31/2015	$31.56	$20.78	$28.54
4/1/2015	6/30/2015	$32.42	$27.77	$30.51
7/1/2015	9/30/2015	$33.45	$27.64	$30.03
10/1/2015	12/31/2015	$33.21	$25.00	$25.89
1/4/2016	3/31/2016	$27.92	$19.80	$27.92
4/1/2016	6/30/2016	$32.56	$26.40	$31.03
7/1/2016	9/30/2016	$32.47	$28.46	$30.11
10/3/2016	12/30/2016	$37.37	$30.19	$37.20
1/3/2017	3/20/2017	$40.31	$35.34	$40.14

Information for the fourth quarter of 2013 is for the period of October 25, 2013 through December 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

Gibraltar Industries, Inc. (“ROCK”)

Gibraltar Industries, Inc. is a manufacturer and distributor of building products for industrial, transportation infrastructure, residential housing, renewable energy and resource conservation markets. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22462 or its CIK Code: 0000912562. The company’s website is http://www.gibraltar1.com. The company’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ROCK.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$18.70	$15.05	$18.25
4/1/2013	6/28/2013	$19.05	$14.47	$14.56
7/1/2013	9/30/2013	$16.55	$12.85	$14.26
10/1/2013	12/31/2013	$18.59	$13.73	$18.59
1/2/2014	3/31/2014	$18.90	$17.43	$18.87
4/1/2014	6/30/2014	$18.96	$15.25	$15.51
7/1/2014	9/30/2014	$16.32	$13.69	$13.69
10/1/2014	12/31/2014	$16.26	$12.96	$16.26
1/2/2015	3/31/2015	$16.87	$13.76	$16.41
4/1/2015	6/30/2015	$20.96	$16.03	$20.37
7/1/2015	9/30/2015	$20.90	$16.00	$18.35
10/1/2015	12/31/2015	$27.31	$18.30	$25.44

1/4/2016	3/31/2016	$28.60	$18.78	$28.60
4/1/2016	6/30/2016	$32.10	$25.12	$31.57
7/1/2016	9/30/2016	$39.28	$31.92	$37.15
10/3/2016	12/30/2016	$47.85	$34.65	$41.65
1/3/2017	3/20/2017	$44.60	$38.70	$41.85

SemGroup Corporation (“SEMG”)

SemGroup Corporation provides gathering, transportation, storage, distribution, marketing and other midstream services primarily to producers, refiners of petroleum products and other market participants located in the Midwest and Rocky Mountain regions of the U.S. and Canada. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34736 or its CIK Code: 0001489136. The company’s website is http://www.semgroupcorp.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SEMG.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$51.72	$40.37	$51.72
4/1/2013	6/28/2013	$57.21	$49.75	$53.86
7/1/2013	9/30/2013	$58.61	$52.53	$57.02
10/1/2013	12/31/2013	$65.23	$55.50	$65.23
1/2/2014	3/31/2014	$67.85	$60.34	$65.68
4/1/2014	6/30/2014	$78.85	$63.60	$78.85
7/1/2014	9/30/2014	$88.65	$77.06	$83.27
10/1/2014	12/31/2014	$83.01	$61.12	$68.39
1/2/2015	3/31/2015	$81.20	$58.46	$81.34
4/1/2015	6/30/2015	$86.13	$76.16	$79.48
7/1/2015	9/30/2015	$80.62	$41.81	$43.24
10/1/2015	12/31/2015	$54.13	$24.21	$28.86
1/4/2016	3/31/2016	$28.70	$14.82	$22.40
4/1/2016	6/30/2016	$35.02	$20.46	$32.56
7/1/2016	9/30/2016	$35.36	$28.38	$35.36
10/3/2016	12/30/2016	$42.55	$30.35	$41.75
1/3/2017	3/20/2017	$42.80	$33.10	$34.25

Valero Energy Corporation (“VLO”)

Valero Energy Corporation produces conventional gasolines, premium gasolines, gasoline meeting the specifications of the California Air Resources Board (“CARB”), diesel, low-sulfur diesel, ultra-low-sulfur diesel, CARB diesel, other distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined petroleum products, as well as ethanol. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13175 or its CIK Code: 0001035002. The company’s website is http://www.valero.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “VLO.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$44.31	$31.38	$41.55
4/1/2013	6/28/2013	$42.09	$33.76	$34.77
7/1/2013	9/30/2013	$37.13	$33.54	$34.15
10/1/2013	12/31/2013	$50.40	$33.73	$50.40
1/2/2014	3/31/2014	$55.29	$46.37	$53.10

4/1/2014	6/30/2014	$58.51	$50.10	$50.10
7/1/2014	9/30/2014	$54.25	$46.27	$46.27
10/1/2014	12/31/2014	$51.72	$43.76	$49.50
1/2/2015	3/31/2015	$63.78	$44.07	$63.62
4/1/2015	6/30/2015	$63.45	$56.88	$62.60
7/1/2015	9/30/2015	$70.43	$57.40	$60.10
10/1/2015	12/31/2015	$73.03	$59.30	$70.71
1/4/2016	3/31/2016	$72.09	$54.82	$64.14
4/1/2016	6/30/2016	$63.29	$50.79	$51.00
7/1/2016	9/30/2016	$57.14	$47.24	$53.00
10/3/2016	12/30/2016	$69.45	$52.90	$68.32
1/3/2017	3/20/2017	$70.42	$65.11	$68.53

Valmont Industries Inc. (“VMI”)

Valmont Industries, Inc. is a diversified global producer of fabricated metal products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31429 or its CIK Code: 0000102729. The company’s website is http://www.valmont.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “VMI.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$164.50	$138.44	$157.27
4/1/2013	6/28/2013	$157.41	$136.42	$143.09
7/1/2013	9/30/2013	$152.02	$134.94	$138.91
10/1/2013	12/31/2013	$149.12	$132.08	$149.12
1/2/2014	3/31/2014	$155.46	$142.27	$148.84
4/1/2014	6/30/2014	$161.11	$144.29	$151.95
7/1/2014	9/30/2014	$154.14	$133.40	$134.93
10/1/2014	12/31/2014	$138.52	$123.75	$127.00
1/2/2015	3/31/2015	$127.27	$117.56	$122.88
4/1/2015	6/30/2015	$128.26	$118.09	$118.87
7/1/2015	9/30/2015	$121.23	$94.89	$94.89
10/1/2015	12/31/2015	$117.94	$93.99	$106.02
1/4/2016	3/31/2016	$125.37	$98.95	$123.84
4/1/2016	6/30/2016	$143.76	$117.99	$135.27
7/1/2016	9/30/2016	$138.68	$126.04	$134.57
10/3/2016	12/30/2016	$155.40	$122.90	$140.90
1/3/2017	3/20/2017	$159.75	$136.05	$152.85

Knowles Corporation (“KN”)

Knowles Corporation is a global supplier of micro-acoustic, audio processing and specialty component solutions, serving the mobile consumer electronics, communications, medical, military, aerospace and industrial markets. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36102 or its CIK Code: 0001587523. The company’s website is http://www.knowles.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “KN.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2014*	3/31/2014*	$32.91	$28.34	$31.57

4/1/2014	6/30/2014	$32.48	$27.93	$30.74
7/1/2014	9/30/2014	$33.54	$25.98	$26.50
10/1/2014	12/31/2014	$25.53	$18.13	$23.55
1/2/2015	3/31/2015	$24.67	$17.91	$19.27
4/1/2015	6/30/2015	$21.66	$18.07	$18.10
7/1/2015	9/30/2015	$19.05	$13.89	$18.43
10/1/2015	12/31/2015	$21.97	$12.88	$13.33
1/4/2016	3/31/2016	$14.04	$9.98	$13.18
4/1/2016	6/30/2016	$15.82	$12.27	$13.68
7/1/2016	9/30/2016	$16.20	$12.87	$14.05
10/3/2016	12/30/2016	$17.36	$13.91	$16.71
1/3/2017	3/20/2017	$19.49	$16.27	$19.22

*Information for the first quarter of 2014 is for the period of February 14, 2014 through March 31, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

3M Company (“MMM”)

3M Co. is a technology company with operations in the following five business segments: Industrial, Safety and Graphics, Electronics and Energy, Health Care, and Consumer. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03285 or its CIK Code: 0000066740. The company’s website is http://www.3m.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MMM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$106.42	$94.67	$106.31
4/1/2013	6/28/2013	$112.97	$103.79	$109.35
7/1/2013	9/30/2013	$121.57	$108.73	$119.41
10/1/2013	12/31/2013	$140.25	$117.16	$140.25
1/2/2014	3/31/2014	$138.45	$123.90	$135.66
4/1/2014	6/30/2014	$145.32	$132.39	$143.24
7/1/2014	9/30/2014	$146.84	$139.13	$141.68
10/1/2014	12/31/2014	$167.27	$132.90	$164.32
1/2/2015	3/31/2015	$170.50	$158.65	$164.95
4/1/2015	6/30/2015	$167.07	$153.95	$154.30
7/1/2015	9/30/2015	$157.17	$137.58	$141.77
10/1/2015	12/31/2015	$159.92	$140.80	$150.64
1/4/2016	3/31/2016	$166.75	$136.96	$166.63
4/1/2016	6/30/2016	$175.12	$165.01	$175.12
7/1/2016	9/30/2016	$181.42	$174.87	$176.23
10/3/2016	12/30/2016	$179.64	$164.25	$178.57
1/3/2017	3/20/2017	$193.01	$174.18	$193.01

Lumentum Holdings Inc. (“LITE”)

Lumentum Holdings Inc. is a provider of optical and photonic products addressing a range of end market applications including data communications and telecommunications networking and commercial lasers for manufacturing, inspection and life-science applications. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36861 or its CIK Code: 0001633978. The company’s website is http:// www.lumentum.com. The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LITE.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/1/2015*	9/30/2015*	$23.45	$16.78	$16.95
10/1/2015	12/31/2015	$21.82	$14.12	$22.02
1/4/2016	3/31/2016	$27.14	$18.81	$26.97
4/1/2016	6/30/2016	$27.46	$21.71	$24.20
7/1/2016	9/30/2016	$41.99	$23.30	$41.77
10/3/2016	12/30/2016	$44.50	$33.60	$38.65
1/3/2017	3/20/2017	$52.55	$34.40	$49.20

* Information for the third quarter of 2015 is for the period of July 3, 2015 through September 30, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

Argan Inc. (“AGX”)

Argan, Inc. provides engineering, procurement, construction, commissioning, operations management, maintenance, development, technical and consulting services to the power generation and renewable energy markets for customers including independent power project owners, public utilities, municipalities, public institutions and private industry. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31756 or its CIK Code: 0000100591. The company’s website is http:// www.arganinc.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “AGX.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2013*	12/31/2013*	$27.56	$21.16	$27.56
1/2/2014	3/31/2014	$30.60	$27.06	$29.73
4/1/2014	6/30/2014	$37.29	$26.77	$37.29
7/1/2014	9/30/2014	$40.47	$33.38	$33.38
10/1/2014	12/31/2014	$34.92	$29.25	$33.64
1/2/2015	3/31/2015	$35.74	$30.41	$36.17
4/1/2015	6/30/2015	$40.33	$31.78	$40.33
7/1/2015	9/30/2015	$41.41	$33.45	$34.68
10/1/2015	12/31/2015	$39.82	$31.54	$32.40
1/4/2016	3/31/2016	$35.16	$28.72	$35.16
4/1/2016	6/30/2016	$42.96	$32.61	$41.72
7/1/2016	9/30/2016	$59.19	$41.48	$59.19
10/3/2016	12/30/2016	$75.10	$54.50	$70.55
1/3/2017	3/20/2017	$75.70	$66.35	$66.35

*Information for the fourth quarter of 2013 is for the period of October 2, 2013 through December 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

Jacobs Engineering Group Inc. (“JEC”)

Jacobs Engineering Group Inc. is a technical professional services firm that provides technical, professional, and construction services to industrial, commercial, and governmental clients. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07463 or its CIK Code: 0000052988. The company’s website is http:// www.jacobs.com. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “JEC.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$56.24	$43.54	$56.24
4/1/2013	6/28/2013	$57.78	$49.02	$55.13
7/1/2013	9/30/2013	$62.33	$54.56	$58.18
10/1/2013	12/31/2013	$63.76	$56.12	$62.99
1/2/2014	3/31/2014	$66.81	$58.49	$63.50
4/1/2014	6/30/2014	$64.62	$52.92	$53.28
7/1/2014	9/30/2014	$54.87	$48.82	$48.82
10/1/2014	12/31/2014	$49.08	$40.18	$44.69
1/2/2015	3/31/2015	$45.11	$38.10	$45.16
4/1/2015	6/30/2015	$48.21	$40.62	$40.62
7/1/2015	9/30/2015	$44.60	$36.65	$37.43
10/1/2015	12/31/2015	$44.96	$36.76	$41.95
1/4/2016	3/31/2016	$44.59	$35.06	$43.55
4/1/2016	6/30/2016	$53.10	$40.99	$49.81
7/1/2016	9/30/2016	$55.57	$48.65	$51.72
10/3/2016	12/30/2016	$62.17	$49.25	$57.00
1/3/2017	3/20/2017	$61.87	$55.45	$55.45

U.S. Concrete, Inc. (“USCR”)

U.S. Concrete, Inc. is a producer of ready-mixed concrete and related services to the construction industry. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34530 or its CIK Code: 0001073429. The company’s website is http:// www.us-concrete.com. The company’s common stock is listed on The Nasdaq Capital Market under the ticker symbol “USCR.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2013	3/29/2013	$14.49	$9.44	$13.81
4/1/2013	6/28/2013	$16.45	$13.31	$16.42
7/1/2013	9/30/2013	$20.48	$15.57	$20.06
10/1/2013	12/31/2013	$23.44	$19.10	$22.63
1/2/2014	3/31/2014	$27.73	$20.89	$23.50
4/1/2014	6/30/2014	$25.68	$22.65	$24.75
7/1/2014	9/30/2014	$26.81	$24.89	$26.14
10/1/2014	12/31/2014	$28.95	$22.40	$28.45
1/2/2015	3/31/2015	$34.12	$25.29	$33.88
4/1/2015	6/30/2015	$40.52	$33.14	$37.89
7/1/2015	9/30/2015	$56.49	$36.83	$47.79
10/1/2015	12/31/2015	$60.42	$50.11	$52.66
1/4/2016	3/31/2016	$62.72	$42.17	$59.58
4/1/2016	6/30/2016	$68.37	$55.42	$60.91
7/1/2016	9/30/2016	$66.36	$46.07	$46.07
10/3/2016	12/30/2016	$67.40	$43.90	$65.50
1/3/2017	3/20/2017	$70.35	$58.55	$69.35

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting commissions of $15.00 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $12.50 of selling commission, to be set on the trade date. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

In addition, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While Scotia Capital (USA) Inc. and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product prospectus supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or their respective affiliates expect to incur and profits that the Bank, GS&Co, or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the issue date.

Conflicts of interest

Each of Scotia Capital (USA) Inc. and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., GS&Co., and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc., GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the default amount as described below.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•    the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest or, if there is only one, the only quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•    no quotation of the kind referred to above is obtained, or

•    every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•    A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 27 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•      as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the trade date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the notes; or

•      on or after the trade date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the notes pursuant to the provisions set forth in the preceding paragraph, the calculation agent shall determine the redemption price and deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such notes to holders of the notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the notes are not redeemable prior to their maturity.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” beginning on page PS-36 of the product prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion applies to you only if you are the original investor in the notes and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•      a dealer in securities or currencies,

•      a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•      a financial institution or a bank,

•      a regulated investment company or a real estate investment trust or a common trust fund,

•      a life insurance company,

•      a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•      a person that owns notes as part of a straddle or a hedging or conversion transaction, or who has entered into a “constructive sale” with respect to a note for tax purposes, or

•      a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the notes, or any entity treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.

Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your notes as pre-paid derivative contracts with respect to the basket and basket components. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss) upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially from the treatment described above.

Possible Change in Law. The IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

Additionally, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•      a non-resident alien individual;

•      a non-U.S. corporation; or

•      an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

If you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain from the sale, exchange, redemption or maturity of the notes generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the United States for 183 days or more during the taxable year of such sale, exchange, redemption or maturity and certain other conditions are satisfied.

Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an issuer of any basket component issuer or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a sale, exchange, early redemption or other taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any underlying equity constituent for their notes as a United States real property holding corporation or the notes as United States real property interests.

Section 871 (m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017.

Based on our determination that the notes are not “delta-one” with respect to any basket component our counsel is of the opinion that the notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket components or your notes, and following such occurrence your notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the basket components or the notes.  A non-U.S. holder that enters, or has entered, into other transactions in respect of the basket components or the notes should consult its own tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a non-U.S. entity) under the FATCA rules.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction including that of the Bank.